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                                                                    Exhibit 23.1

[GIBSON, DUNN & CRUTCHER LLP LOGO]


                                 August 23, 2002


Direct Dial                                                         Client No.
(202) 955-8277                                                   C 22632-00029


Del Monte Foods Company
One Market @ The Landmark
P.O. Box 193575
San Jose, CA  95134

      Re:   Registration Statement on Form S-4 of Del Monte Foods Company

Ladies and Gentlemen

      We refer to the registration statement on Form S-4 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), filed by Del Monte Foods Company, a Delaware corporation (the "Corporation"), with respect to the issuance by the Corporation of shares of its common stock, par value $.01 per share, and associated preferred stock purchase rights, in connection with the proposed merger of SKF Foods Inc., a Delaware corporation and currently a wholly-owned subsidiary of H. J. Heinz Company, a Pennsylvania corporation, with Del Monte Corporation, a New York corporation and a wholly-owned subsidiary of the Corporation, in accordance with the Agreement and Plan of Merger, dated as of June 12, 2002 among the Corporation, Del Monte Corporation, H. J. Heinz Company and SKF Foods Inc.

      We hereby consent to the reference to our name under the caption "Legal Matters" in the Proxy Statement/Prospectus which forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

                                    Very truly yours,


                                    /s/ GIBSON, DUNN & CRUTCHER LLP